Exhibit 99.1

Longeveron Inc. Provides Corporate Update and Reports Fourth Quarter and Full Year 2022 Financial Results

-- Full results from ELPIS I trial published in European Heart Journal Open –

-- First patient to be randomized in Japan Aging-Related Phase 2 study in Q1 –

-- Conference call scheduled for 8:30 a.m. ET today --

Miami, Florida –March 10, 2023— Longeveron Inc. (NASDAQ: LGVN) (“Longeveron” or “Company”), a clinical stage biotechnology company developing regenerative medicines for unmet medical needs, today provided a business update and reported its financial results for the fourth quarter and full year of 2022.

“Longeveron had a productive 2022, executing on multiple key milestones as we continued to advance Lomecel-BTM for multiple indications,” said Wa’el Hashad, Chief Executive Officer. “Earlier this year, the full data from our ELPIS I trial of Lomecel-BTM for infants with HLHS was published in European Heart Journal Open. We are excited to continue advancing this opportunity through our ongoing Phase 2 ELPIS II trial. We have also made progress with our Japan Aging-Related Phase 2 study. We look forward to building on this progress through the rest of 2023.”

Business Highlights and Anticipated Milestones:

Lomecel-BTM for Hypoplastic Left Heart Syndrome (HLHS):

●	In January 2023, the full results of the ELPIS I Trial of Lomecel-BTM for hypoplastic left heart syndrome (HLHS) were published in European Heart Journal Open.

●	Enrollment is ongoing in the ELPIS II trial, a 38-patient, randomized (1:1), blinded, controlled Phase 2 clinical trial intended to evaluate the safety and efficacy of intramyocardial injection of Lomecel-BTM in infants with HLHS who are undergoing Stage 2 surgery.

Lomecel- BTM for Aging-Related Frailty:

●	The Company has initiated Phase 2 Clinical trial of Lomecel-BTM for Aging-Related Frailty in Japan. The Phase 2 Clinical trial is a 3-arm, parallel design, randomized (1:1:1), placebo-controlled, double-blind single infusion study of two different dose levels of Lomecel-BTM. The trial is expected to enroll 45 patients and has a primary objective of evaluating safety of Lomecel-BTM as a treatment for Aging-Related Frailty. The trial is being conducted in partnership with the National Center for Geriatrics & Gerontology (NCGG;Nagoya) and Juntendo University Hospital (Tokyo). We anticipate randomizing the first patient in this study before the end of the first quarter.

Lomecel-BTM for Alzheimer’s Disease:

●	In November, Longeveron completed enrollment in its Phase 2a trial of Lomecel-BTM for the treatment of Alzheimer’s Disease (AD). The Phase 2a trial, called the CLEAR MIND trial, is a 48 patient, 4-arm, parallel design, randomized (1:1:1:1) clinical trial of Lomecel-BTM and is intended to evaluate the safety of a single and multiple infusion of two different dose levels compared to placebo in patients with mild AD. The primary endpoint is safety as measured by the occurrence of serious adverse events (SAEs) within the first 30 days after administration of Lomevel-BTM. The secondary and exploratory endpoints include brain volumetry by magnetic resonance imaging (MRI), biomarkers relevant to inflammation and endothelial/vascular systems, and measures of cognitive function.

●	The Company expects to share topline results from CLEAR MIND in early 2024.

Financial Results for Fourth Quarter and Full Year Ended December 31, 2022 and 2021

Revenue: Revenue in the fourth quarter 2022 was $0.1 million compared to $0.2 million in the same period in 2021. The difference was primarily due to a decrease in clinical trial revenue during the fourth quarter 2022. During the fourth quarter 2022, fewer participants decided on having the treatment as compared to 2021.

Revenue for full year 2022 was $1.2 million compared to $1.3 million in 2021. Clinical trial revenue was $0.9 million for 2022 compared to $0.7 million for 2021, an increase of $0.2 million, or 29%. Participation increased in 2022 as compared to 2021 as the effects of travel restrictions due to Covid-19 decreased. Grant revenue was $0.3 million for 2022 compared to $0.6 million for 2021, a decrease of $0.3 million, or 53%, which was primarily due to a reduction in grant funds available due in part to the completion of some grant-funded clinical trials.

R&D Expenses: Research and development expenses in the fourth quarter of 2022 were $3.2 million compared to $1.7 million for the same period in 2021. The increase of $1.5 million, or 88%, was primarily due to an increase in research and development expenses related to the completion of clinical trials that were not reimbursable by grants. R&D Expenses for full year 2022 were $9.4 million compared to $7.1 million for 2021. The increase of $2.3 million, or 32% was primarily due to an increase in research and development expenses related to the completion of clinical trials that were not reimbursable by grants; The increase was offset by a decrease in equity-based compensation allocated to research and development expenses, which decreased from $2.2 million in 2021 to $1.1 million in 2022.

G&A Expenses: General and administrative expenses in the fourth quarter of 2022 were $1.6 million compared to $2.1 million for the same period in 2021. The decrease of approximately $0.5 million, or 24%, was primarily related to a decrease in equity based compensation expenses and professional fees. G&A Expenses for full year 2022 were $8.1 million compared to $9.7 million for 2021. The decrease of approximately $1.6 million, or 16%, was primarily related to a decrease of $3.0 million in equity-based compensation expenses allocated to general and administrative expenses. However, employee benefit expenses increased by $0.5 million, which included a $0.4 million increase in expenses related to employee recruitment and insurance and professional fees increased by $0.2 million.

Selling & Marketing Expenses: Selling and marketing expenses in the fourth quarter of 2022 and 2021 were $0.3 million. Selling and marketing expenses for full year 2022 were $1.0 million compared to $1.2 million for 2021. The decrease of $0.2 million, or 17%, was primarily due to a decrease in digital marketing expenses. Selling and marketing expenses consists primarily of investor and public relations expenses. Further and as disclosed in Note 13. Reclassification of Prior Year Presentations, on the Form 10-K, during 2021, $0.9 million in expenses related to investor and public relations was recorded as general and administrative expenses and was reclassified as selling and marketing expenses as they were in 2022.

Net Loss: Net loss was $4.5 million in the fourth quarter of 2022 compared to $4.1 million for the same period in 2021. Net loss for full year 2022 was $18.8 million compared to $17.0 million in 2021.

Per Share: Net loss per share was $0.21 in the fourth quarter of 2022 compared to $0.20 for the same period in 2021. Net loss per share for full year 2022 and 2021 was $0.90.

Cash and Short Term Investments: Cash and short-term investments was $19.6 million compared to $35.0 million as of December 31, 2022 and 2021, respectively. The decrease in cash period over period was the result of use of funds for operations. During 2021, we received gross proceeds from our initial public offering in February 2021 and our subsequent private placement offering in December 2021 of over $49.6 million.

Financial Outlook

Based on the Company’s current operating plan and financial resources, we believe that our existing cash and short-term investments will be sufficient to cover expenses and capital requirements into first half of 2024.

Conference Call and Webcast

Management will host a conference call today at 8:30 a.m. ET to discuss the Company’s fourth quarter and full year 2022 financial results and provide a business update.

Dial-in Number

U.S. Dial-in Number: 833 470 1428

Canada Dial-in Number: 833 950 0062

Global Dial-In Numbers

Access code: 621807

U.S. Replay Dial-in Number: 866 813 9403

All Other Locations Dial-in Number: +44 204 525 0658

Access Code: 325814

An audio webcast of the call may also be accessed from the ‘Investors’ page of the Longeveron website at www.longeveron.com. A replay of the call will be available on the Longeveron website shortly after completion of the call.

About Longeveron Inc.

Longeveron is a clinical stage biotechnology company developing regenerative medicines to address unmet medical needs. The Company’s lead investigational product is Lomecel-B™, an allogeneic medicinal signaling cell (MSC) therapy product isolated from the bone marrow of young, healthy adult donors. Lomecel-B™ has multiple mechanisms of action encompassing pro-vascular, pro-regenerative, anti- inflammatory, and tissue repair and healing effects with broad potential applications across a spectrum of disease areas. Longeveron is currently advancing Lomecel-B™ through clinical trials in three indications: hypoplastic left heart syndrome (HLHS), Alzheimer’s Disease, and Aging-Related Frailty. Additional information about the Company is available at www.longeveron.com.

Forward-Looking Statements

Certain statements in this press release that are not historical facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, which reflect management’s current expectations, assumptions, and estimates of future performance and economic conditions, and involve risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made herein. Forward-looking statements are generally identifiable by the use of forward-looking terminology such as “believe,” “expects,” “may,” “looks to,” “will,” “should,” “plan,” “intend,” “on condition,” “target,” “see,” “potential,” “estimates,” “preliminary,” or “anticipates” or the negative thereof or comparable terminology, or by discussion of strategy or goals or other future events, circumstances, or effects. Factors that could cause actual results to differ materially from those expressed or implied in any forward-looking statements in this release include, but are not limited to, statements about the ability of Longeveron’s clinical trials to demonstrate safety and efficacy of the Company’s product candidates, and other positive results; the timing and focus of the Company’s ongoing and future preclinical studies and clinical trials and the reporting of data from those studies and trials; the size of the market opportunity for the Company’s product candidates, including its estimates of the number of patients who suffer from the diseases being targeted; the success of competing therapies that are or may become available; the beneficial characteristics, safety, efficacy and therapeutic effects of the Company’s product candidates; the Company’s ability to obtain and maintain regulatory approval of its product candidates; the Company’s plans relating to the further development of its product candidates, including additional disease states or indications it may pursue; existing regulations and regulatory developments in the U.S., Japan and other jurisdictions; the Company’s plans and ability to obtain or protect intellectual property rights, including extensions of existing patent terms where available and its ability to avoid infringing the intellectual property rights of others; the need to hire additional personnel and the Company’s ability to attract and retain such personnel; the Company’s estimates regarding expenses, future revenue, capital requirements and needs for additional financing; the Company’s need to raise additional capital, and the difficulties it may face in obtaining access to capital, and the dilutive impact it may have on its investors; the Company’s financial performance, and the period over which it estimates its existing cash and cash equivalents will be sufficient to fund its future operating expenses and capital expenditures requirements. Further information relating to factors that may impact the Company’s results and forward-looking statements are disclosed in the Company’s filings with the Securities and Exchange Commission, including Longeveron’s Annual Report on Form 10-K for the year ended December 31, 2021, filed with the SEC on March 11, 2022, and the Company’s Quarterly Reports on Form 10-Q. The forward-looking statements contained in this press release are made as of the date of this press release, and the Company disclaims any intention or obligation, other than imposed by law, to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Investor Contact:

Stern IR, Inc.

212-698-8700

longeveron@sternir.com

Source: Longeveron Inc

Longeveron Inc.

Selected Balance Sheet Data

(in thousands)

	December 31, 2022	December 31, 2021

Cash	$10,503	$25,658
Short-term investments	9,155	9,385
Property and equipment	2,949	3,062
Intangible assets	2,409	2,334
Other assets	2,397	2,327
Total assets	$27,413	$42,766
Total liabilities	6,910	5,313
Total stockholders’ equity	20,503	37,453
Total liabilities and stockholders’ equity	$27,413	$42,766

Longeveron Inc.

Statements of Operations

(In thousands, except per share data)

	Three months ended December 31		Year ended December 31,
	2022	2021	2022	2021
Revenues
Grant revenue	$41	$44	$282	$598
Clinical trial revenue	80	165	940	708
Total revenues	121	209	1,222	1,306
Cost of revenues	(175)	140	725	716
Gross profit	(54)	69	497	590

Operating expenses
General and administrative	1,637	2,088	8,119	9,740
Research and development	3,263	1,734	9,370	7,092
Selling and marketing	285	279	1,051	1,214
Total operating expenses	5,185	4,101	18,540	18,046
Loss from operations	(5,239)	(4,032)	(18,043)	(17,456)
Other income and (expenses)
Lawsuit expense	-	-	(1,398)	-
Forgiveness of Paycheck Protection Program loan	-	-	-	300
Interest expense	-	(1)	-	(4)
Other refundable tax credits	306	-	306	58
Other (expense) income, net	377	(36)	300	57
Total other (expense) income, net	783	(37)	(792)	411
Net loss	$(4,456)	$(4,069)	$(18,835)	$(17,045)
Basic and diluted net loss per share	$(0.21)	$(0.20)	$(0.90)	$(0.90)
Basic and diluted weighted average common shares outstanding	21,017,885	20,019,138	20,969,032	18,915,086

Source: Longeveron Inc.

Source: LGVN